Exhibit 10.23

August 9, 2021

Todd Patrick

4503 Glencoe Avenue

Marina del Rey, CA 90292

Dear Todd:

This letter amends the agreement between you and C3J Therapeutics, Inc. dated October 1, 2018, as amended (the “Prior Agreement” and, together with this letter, the “Agreement”), to set forth the terms of your continued employment with Armata Pharmaceuticals, Inc. (the “Company”) in connection with your retirement as Chief Executive Officer.

1.       Continuing Role. You agree to continue your employment with the Company as an advisor to the new Chief Executive Officer, Dr. Brian Varnum (the “CEO”) from August 1, 2021 through December 31, 2022 (the “Transition Period”). You will make reasonable efforts to be available to provide the advisory services upon reasonable advance notice as requested by the CEO. You agree to devote your full business time and attention to your work for the Company through December 31, 2021, and fifty percent (50%) of your business time and attention to your work for the Company through the remainder of the Transition Period. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. The Company agrees that your previously disclosed board positions with AltPep Corporation and the Foster Foundation do not violate or breach the obligations under this Section 1.

2.       Salary. Your base salary for this advisory role will be paid at the annualized rate of (i) $550,000 for advisory services from August 1, 2021 through December 31, 2021, and (ii) $275,000 for advisory services through the remainder of the Transition Period, payable on the Company’s regular payroll dates and subject to approved deductions and required withholdings.

3.       Bonus. You will be eligible to earn an annual performance bonus for each fiscal year during the Transition Period based on achievement of Company performance objectives to be established by the Board or its compensation committee and applicable to members of the Company’s senior “C level” leadership team. Your annual target performance bonus will be equal to 50% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee, which determination shall be no less than the percentage of achievement awarded to the members of the senior C level leadership team. Except as provided in Section 5(b) below, you must be employed by the Company through the last day of the fiscal year for which bonuses are paid in order to be eligible to receive a bonus.

4.       Equity Awards. You shall not be eligible to receive grants of equity awards during the Transition Period. However, your outstanding stock option and restricted share unit awards shall continue to vest, in accordance with their terms, for as long as you continue to provide the services hereunder during the Transition Period. Subject to and conditioned upon you providing the advisory services through the end of the Transition Period, one half of the outstanding and unvested Company stock options and restricted share units held by you as of the last day of the Transition Period shall become fully vested as of that date, and all vested stock options held by you as of that date (including those that vest hereunder) shall remain exercisable in full for their remaining 10-year term, provided that you sign and do not revoke a release of claims on a form provided by the Company (the “Release”).

5.       Termination Obligations. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

a.               In the event of a termination of your employment with the Company, by either party and regardless of the reasons, you shall be entitled to: (i) any accrued but unpaid base salary and accrued but unused paid time off, which shall be paid in accordance with the Company's customary payroll procedures and subject to all applicable deductions; (ii) reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; (ii) such employee benefits, if any, to which you may be entitled under applicable law, including COBRA; (iv) your rights to outstanding stock options and restricted share units in accordance with the terms, and subject to the conditions, of the 2016 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements, as modified by Section 4 above, and (v) your rights to arbitration under the Prior Agreement.

b.               In the event the Company terminates your employment during the Transition Period other than for “Cause” (as defined in the Equity Plan), then in addition to the payments and benefits described in Section 5(a) above, and provided that you sign and do not revoke a Release, you shall be entitled to the following payments and benefits: (i) continued payment of your base salary through the end of the Transition Period, payable in regular installments in accordance with the Company’s normal payroll practices per the following terms: (x) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (y) the first installment shall include as a lump sum all payments (without interest) that accrued from the termination date until such first payroll date, and (z) the remaining installments shall be paid as otherwise scheduled for the remainder of the Transition Period, (ii) assuming that you elect COBRA coverage under the applicable medical and dental plans of the Company, subsidized monthly COBRA premiums through the end of the Transition Period, so that you will only be required to pay the premiums applicable to continuing employees under those plans during that time; provided that such subsidy shall cease on the date on which you become eligible for medical and dental coverage from a third party, (iii) the bonus amounts otherwise earned under Section 3 of this Agreement, payable at the same time such amounts are paid to continuing executives under the Company’s annual bonus plan, and determined as if your employment continued through the end of the Transition Period, and (iv) immediate vesting of your outstanding equity awards, based on the number of shares that would have vested had you remained employed through the end of the Transition Period and received the additional accelerated vesting (and extended exercise period) set forth in Section 4 above. The Company shall have no further liability to pay you severance under any plan, agreement or arrangement maintained by the Company or its affiliates. In this regard, the severance provisions of the Prior Agreement are replaced and superseded by this Section 5.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as explicitly set forth herein, the Prior Agreement will remain in full force and effect, including, but not limited to, the paragraphs relating to your fringe benefits and arbitration under the AAA.

Todd, we look forward to your continuing role with the Company as advisor to the CEO. Please sign and date this Agreement in the space provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

Jules Haimovitz
Chairman of the Board of Directors

ACCEPTED AND AGREED:

8/9/2021
Todd Patrick	Date